EXHIBIT 10.1

AGRICULTURAL LEASE

This Agricultural Lease ("Lease") is made this ____ day of May, 2012, between COAST IMPERIAL PARTNERS, A California general partnership, hereinafter referred to as "Lessor" and S&W SEED COMPANY hereinafter referred to as "Lessee".

WITNESSETH

WHEREAS, Lessor is the owner of certain agricultural real property in the County of Imperial, State of California, consisting of approximately 1,240 gross acres, more or less, [APNs: 026-010-013 and 026-070-001] which Lessor desires to lease to Lessee, and

WHEREAS, Lessee desires to lease all of said property from Lessor on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, the parties do hereby agree as follows:

1. Premises: Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor for the purpose of raising crops thereon, that certain real property in the County of Imperial, State of California, consisting of approximately 1,240 gross acres more particularly described in Exhibit "A" attached hereto (the "Premises"). Lessee acknowledges and agrees that Lessee has physically inspected the Premises and is aware of the physical characteristics of the Premises and its suitability for growing crops. Lessor makes no warranty of the Premises' suitability for growing the crops Lessee is authorized to grow under this Lease. This Lease is subject to all existing easements, servitudes, licenses, and right-of-way for canals, ditches, levees, roads, highways, and utility lines, pipelines, and other purposes, whether recorded or not.

2. Term: The term of this Lease shall be for five (5) years commencing July 1, 2012, with the exception of the South half of Section 15, T12S, R15E [APN: 026-070-001; [D Canal Gates 6 and 8] which shall be four (4) years, commencing on August 1, 2013, or sooner when the existing tenant completes the harvest and has disked the leased premises one time. All of said leases shall expire July 1, 2017, or completion of crop harvest that year.

2.1 Right of First Refusal to Lease: Provided that Lessee is not then in default under this Lease, Lessee shall have a right of first refusal with respect to the reletting of the Premises at the expiration of the lease term described in paragraph 2 above for an additional period of five (5) years from the expiration of the initial term of this lease. If Lessor shall make or receive an offer to lease the Premises during this period, Lessor shall provided Lessee written notice of the terms of such offer to lease. Lessee shall have fifteen (15) days from receipt of Lessor's notice to agree to lease the Premises on the terms stated in Lessor's notice. If Lessee does not agree to lease the Premises on the terms stated in Lessor's notice, Lessor thereafter shall have the right to lease the Premises to a third party on the terms stated in Lessor's notice.

3. Rent:

3.1 Semi-Annual Rent: Lessee shall pay to Lessor as base rent for the Premises, without deduction, setoff, prior notice, or demand, the following semi-annual payments:

	AUGUST 1	FEBRUARY 1
YEAR 1	$75 PER ACRE	$75 PER ACRE
YEAR 2	$87.50 PER ACRE	$87.50 PER ACRE
YEAR 3	$100 PER ACRE	$100 PER ACRE
YEAR 4	$131.25 PER ACRE	$131.25 PER ACRE
YEAR 5	$137.50 PER ACRE	$137.50 PER ACRE

3.2 Additional Rent: In addition to the base rent set forth in paragraph 3.1 Lessee shall timely pay as additional rent all other monetary obligations for which Lessee is responsible under this Lease.

4. Water Entitlements: Lessee shall be entitled to all water allocated or historically associated with the Premises. In the event that, during the term of the Lease, Imperial Irrigation District or any entity offers lessees and/or landowners of farmland consideration for entitlements for the use of the water that is not needed for the use on the Premises by Lessee, Lessee and or Lessor shall share equally during the term of the Lease the Income derived from such entitlements relating to the Premises.

5. Use: The Premises shall be used solely for the planting, growing and harvesting of crops, and no other use of the Premises shall be made without Lessor's prior written consent. All operations incident to this use of the Premises shall be carried on according to the best course of husbandry practiced in the vicinity.

6. Condition of Premises: Lessee hereby accepts the Premises in its present condition as acceptable and satisfactory for its purposes and uses hereunder. Lessee shall, at Lessee's sole cost and expense, maintain and care for the Premises in a good farmer-like manner in accordance with customary farming practices in the Imperial Valley and so as to maintain crop yield and as to control weeds, disease and pests. Lessee shall, at Lessee's sole cost and expense, keep all irrigation gates, checks, boxes, cement ditches, laterals, canals, tiling, and drains in good condition and repair and free from erosion at all times during the term of this Lease, and to keep said canals, tiling and drains free and clean of weeds and noxious materials as the same were at the time of commencement of the term of this Lease. Lessee shall, at Lessee's sole cost and expense, keep all of the Premises free of noxious weeds, grasses and rodents. Lessee shall not make or permit to be made any alterations of the Premises without first obtaining Lessor's consent. It is intended by the parties hereto that Lessor have no obligation, in any manner whatsoever, to repair and maintain the Premises or any improvements to the Premises, all of which obligations are intended to be Lessee's. Lessee expressly waives the benefit of any statute now or hereafter in effect which would otherwise afford Lessee the right to make repairs at Lessor's expense or to terminate this Lease because of Lessor's failure to keep the Premises in good order, condition and repair.

7. Water Charges: Lessee shall timely pay all toll or gate charges on all water ordered by or furnished to Lessee by Imperial Irrigation District and any minimum water charges and water availability charge. Lessor shall pay all property taxes with respect to the Premises. Provided that Lessee is not in default of any provision of this Lease, Lessor agrees to keep a signed water card on file with Imperial Irrigation District in favor of Lessee without revocation, subject to terms and conditions set forth in this Lease for the period of this Lease.

8. Mineral Rights: All rights in all oil, gas, steam, geothermal resources, and minerals located on or under the Premises are excepted from the property covered by the terms of this Lease. Lessee expressly grants to Lessor, and to lessees of these oil, gas, steam, geothermal resources and mineral rights, and to Lessor's agents and licensees, a right of entry and right-of-way for ingress and egress in and to, over and on, the Premises during the term of this Lease for the exploration, drilling, processing, and other utilization of oil, gas, steam, geothermal resources, and minerals located on or under the Premises; provided that Lessor shall reimburse Lessee for any reasonable damages (including loss of growing crops profits) that Lessee sustains as a result of any interference with the agricultural operations conducted on the Premises under the terms of this Lease arising from exploration, drilling, processing, and other utilization operations.

9. Utilities: Lessee shall pay when due any and all charges for utilities or other services supplied to the premises, and Lessee shall indemnify, defend and hold Lessor harmless for unpaid bills as of the termination of this Lease.

10. Assignment: Lessee shall not assign this Lease without first obtaining Lessor's prior written consent; except that Lessee shall have the right to sublease the Premises provided Lessee timely notifies Lessor of such sublease and furnishes Lessor with a copy of such sublease.

11. Compliance with Laws: Lessee shall, at Lessee's sole cost and expense, comply promptly with all applicable statutes, ordinances, rules, regulations, and requirements regulating the use by Lessee of the Premises, including without limitation, laws and regulations concerning protection of the environment.

12. Real and Personal Property Taxes: Lessor shall pay real property taxes assessed against the Premises. Lessee shall pay, prior to delinquency, all personal property taxes levied by reason of any personal property owned by Lessee on the Premises.

13. Hold Harmless: Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims, liabilities, obligations, costs and expenses, arising from or in connection with Lessee's use of the Premises including, without limitation, damage or personal injury to Lessee, Lessee's employees, or any other person or property from any cause.

14. Insurance: Lessee shall obtain and keep in force during the term of this Lease, at its own expense, public liability insurance in companies and through brokers approved by Lessor for protection against liability to the public arising as an incident to the use of or resulting from any accident occurring in or about the Premises. Such liability insurance shall be a combined single limit policy in the amount not less than $1 million per occurrence, and shall name Lessor as an additional insured. Lessee has the duty to obtain a written obligation imposed upon the insurance carrier to notify Lessor in writing before any cancellation of the insurance. Promptly after execution of this Lease, Lessee shall obtain and provide to Lessor a certificate of insurance evidencing the insurance coverage described above. If Lessee fails to keep the required insurance in force, Lessor, although it is not required to do so, may take out the necessary insurance and pay the premiums thereon. The repayment of premiums shall be part of the rental, and payment shall be made on the next day on which rent becomes due. Lessee further agrees to obtain and keep in force during the term of this Lease, at its own expense, proper and adequate worker's compensation insurance.

15. Attorney's Fees: Lessee agrees to pay all costs and expenses, including attorney's fees in a reasonable sum incurred by Lessor in recovering any rent due and unpaid hereunder, in enforcing any covenants or agreements herein contained, or to recover possession of the Premises, whether or not any legal action is instituted with respect thereto.

16. Entry: Lessor reserves the right to enter upon the Premises, or any part thereof, at any time, or from time to time during the term of this Lease, for the purpose of inspecting the Premises and any operations being conducted thereon, and of otherwise protecting Lessor's interest in the Premises. In the event Lessee fails to care properly for the Premises, or any part thereof, Lessor may enter upon and make such repairs as Lessor may deem reasonably necessary for the proper care of the Premises, and Lessee shall pay to Lessor the reasonable costs and expenses incurred for such work or repairs.

17. Defaults; Remedies:

17.1 Defaults: The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Lessee:

  The vacating or abandonment of the Premises by Lessee.

  The failure by Lessee to make any payment of rent or any other payment required to be made by Lessee hereunder, as and when due, where such failure shall continue for a period of three (3) days after written notice thereof from Lessor to Lessee. In the event that Lessor serves Lessee with a Notice to Pay Rent or Quit pursuant to applicable Unlawful Detainer statutes such Notice to Pay Rent or Quit shall also constitute the notice required by this subparagraph.

  The failure by Lessee to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Lessee, other than described in paragraph (b) above, where such failure shall continue for a period of ten (10) days after written notice thereof from Lessor to Lessee.

  (i) The making by Lessee of any general arrangement or assignment for the benefit of creditors; (ii) Lessee becomes a "debtor" as defined in 11 U.S.C. 101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where possession is not restored to Lessee within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where such seizure is not discharged within 30 days. Provided, however, in the event that any provision of this paragraph 16.1(d) is contrary to any applicable law, such provision shall be of no force or effect.

  The discovery by Lessor that any financial statement given to Lessor by Lessee, any subtenant of Lessee, any successor in interest of Lessee or any guarantor of Lessee's obligation hereunder, and any of them, was materially false.

17.2 Remedies: In the event of any such default or breach by Lessee, Lessor may at any time thereafter, with or without notice or demand and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such default or breach:

  Terminate Lessee's right to possession of the Premises, in which case this Lease shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor. In such event Lessor shall be entitled to recover from Lessee all damages incurred by Lessor by reason of Lessee's default including, but not limited to, the cost of recovering possession of the Premises; expenses of releasing, including necessary renovation and alteration of the Premises, reasonable attorney's fees, and any real estate commission actually paid; the worth at the time of award by the court having jurisdiction thereof of the amount by which the unpaid rent for the balance of the term after the time of such award exceeds the amount of such rental loss for the same period that Lessee proves could be reasonably avoided.

  Maintain Lessee's right to possession in which case this Lease shall continue in effect whether or not Lessee shall have abandoned the Premises. In such event Lessor shall be entitled to enforce all of Lessor's rights and remedies under this Lease, including the right to recover the rent as it becomes due hereunder.

  Pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the state wherein the Premises are located.

18. Memorandum of Lease. The parties will cause a Memorandum of Lease to be recorded on the Premises.

19. Surrender: Upon the expiration or earlier termination of this Lease, Lessee covenants and agrees to quit and surrender possession of the Premises and its appurtenant to Lessor in good condition and repair. Except as set forth in paragraph 19.1 below, Lessor shall be entitled to all un-harvested crops and crop stands remaining on the Premises on the expiration or earlier termination of this Lease.

19.1 Expiration and Holdover: It is understood and agreed that Lessee will endeavor to plant its crops so that they can be brought to harvest on or before the expiration date(s) of this Lease. Provided that Lessee is not then in default and except for alfalfa crops, if Lessee has not harvested or removed its growing crops at the expiration of this Lease, then a reasonable time shall be given to harvest or remove such growing crops, but in no event shall said time extend beyond sixty (60) days from the expiration of this Lease. Any such holdover shall constitute a tenancy from month to month and Lessee shall pay to Lessor the rent in effect immediately prior to such expiration prorated on a monthly basis and shall observe all the terms and conditions of this Lease.

20. Interest: Any amount due to Lessor not paid when due shall bear interest at ten percent (10%) per annum from the date due. Payment of such interest shall not excuse or cure any default by Lessee under this Lease

21. Notices: Any notice to be given to either parry by the other shall be in writing and shall be served either personally or by registered or certified mail as follow:

LESSORS: P.O. Box 398
Imperial, Ca. 92251
Attn: Don Barioni

Lessee: P.O. Box 235
Five Points, CA 93624

22. Modification: Lessor and Lessee may mutually agree to a modification of this Lease by an instrument in writing and duly signed by them.

23. Time: The parties hereto expressly agree that time is of the essence in performance of all covenants and conditions herein contained.

24. Condemnation: If the entire or part of the Premises is taken or condemned for a public use, all compensation awarded on condemnation shall go to Lessor, with Lessee having no claim to compensation other than for the proportionate value of growing crops existing as of the date title is transferred. Rent payable hereunder shall he adjusted so that Lessee shall be required to pay to the Lessor for the remainder of the term only such portions of the rent as the total acreage contained in the Premises after the condemnation bears to the total acreage of the entire Premises at the date of condemnation.

25. Waivers: No waiver by Lessor or any provision hereof shall be deemed a waiver of any provision hereof or of any subsequent breach by Lessee of the same or any other provision. Lessor's consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Lessor's consent to or approval of any subsequent act by Lessee. The acceptance of rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, other than failure to Lessee to pay the particular rent so accepted, regardless of Lessor's knowledge of such preceding breach at the time of acceptance of such rent.

26. Holding Over: If Lessee, with Lessor's consent, remains in possession of the Premises or any part thereof after the expiration of the term hereof, such occupancy shall be a tenancy from month to month upon all the provisions of this Lease pertaining to the obligations of Lessee.

27 Cumulative Remedies: No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

28. Covenants and Conditions: Each provision of this Lease performable by Lessee shall be deemed both a covenant and a condition.

29. Relationship: Nothing in this Lease shall be deemed or construed by the parties or by any third person to create a relationship of principal and agent or of partnership or joint venture or of any other association or relationship other than landlord and tenant.

30. Waste: Lessee shall not commit or permit others to commit, on the Premises, waste or nuisance or any other act which disturbs the quiet enjoyment of any other person.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LESSOR: COAST IMPERIAL PARTNERS, A California general partnership

By: /s/ Donald V. Barioni
Donald V. Barioni, General Partner

LESSEE: S&W SEED COMPANY

By: /s/ Mark Grewal
Mark Grewal, CEO

EXHIBIT "A"

PARCEL 1: Section 15, Township 12 South Range 15 East, S.B.M, in an unincorporated area of the County of Imperial, State of California, according to United States Government Plat of Resurvey approved February 8. 1916, and on file in the United States Land Office. EXCEPTING THEREFROM the Northeast Quarter of the Northeast Quarter thereof. (A.P.N. 026-070-01-01, consisting of 600 acres, more or less)

PARCEL 2: Section 9, Township 12 South Range 15 East, S.B.M.,in an unincorporated area of the County of Imperial, State of California, according to United States Government Plat of Resurvey approved February 8,1916, and on file in the United States Land Office. (A.P.N. 026-010-13-01, Consisting of 640 acres, more or less)